Exhibit 10.3

Execution Version

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), effective as of March 5, 2010 (the “Effective Date”), is entered into by and between Niska GS Holdings US, L.P. a Delaware limited partnership (“Niska US”), Niska GS Holdings Canada, L.P., a Delaware limited partnership (“Niska Canada” and, together with Niska US, the “Partnerships”) and AECO Gas Storage Partnership, a partnership formed in the Canadian province of Alberta (the “Service Provider” and, together with the Partnerships, the “Parties”).  The Parties desire to set forth the terms and conditions upon which Service Provider will provide certain services to the Partnerships and hereby agree as follows:

WHEREAS, Niska US, through its wholly owned subsidiaries, Starks Gas Storage L.L.C. and Coastal Bend Gas Storage, LLC, owns the right to build a potential salt-dome cavern gas storage facility in Louisiana and a potential depleted reservoir gas storage facility in southern Texas and may in the future desire to engage in the evaluation and development of other storage facilities and related operations (together the “Niska US Development Projects”);

WHEREAS, Niska Canada may in the future desire to engage in the evaluation and development of natural gas storage facilities and related operations (together the “Niska Canada Development Projects” and, together with the Niska US Development Projects, the “Development Projects”);

WHEREAS, the Partnerships desire that the Service Provider provide certain management services in connection with the potential evaluation, development and operation of the Development Projects, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as set forth below.

ARTICLE I

SERVICES

Section 1.1             Services to Be Provided.  Service Provider agrees to provide services (the “Services”) in order to coordinate and assist with the evaluation, development and operation of the Development Projects.  The scope of the Services shall consist of any services related to the Development Projects that the Parties may agree from time to time Service Provider is to perform.

Section 1.2             Performance of the Services.  Service Provider may provide the Services itself or through one or more of its affiliates that it may from time to time designate to perform the Services at Service Provider’s sole discretion.

Section 1.3             Records and Auditing Rights.  Service Provider shall at all times maintain adequate books and records to verify the accounts and transactions under this Agreement.  Such records shall be retained and kept available for inspection and audit by the Partnerships and their representatives on days Service Provider is open for business during normal working hours and upon reasonable notice to Service Provider.

Section 1.4             Access to Information.  The Partnerships shall provide Service Provider and its representatives with such access to the Partnerships’ facilities, records and personnel, wherever located, as is reasonably necessary in order for Service Provider to discharge its responsibilities under this Agreement.  All records and materials furnished to Service Provider and its representatives shall at all times remain the property of the Partnerships.

ARTICLE II

SERVICE FEES

Section 2.1             Service Fees.  The Partnerships shall pay to Service Provider fees for receipt of such Services in amounts as agreed upon by the Parties from time to time.

Section 2.2             Payments.  Service Provider shall prepare and submit to the Partnerships a quarterly invoice of all fees for each fiscal quarter (each a “Quarterly Invoice”).  Quarterly Invoices shall be paid within 30 days of the date of such Quarterly Invoice.  Any amount set forth in a Quarterly Invoice that remains due and owing after the applicable due date, shall incur interest thereon until the date paid at a rate equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the “Prime Rate” of interest as quoted by The Wall Street Journal or any successor newspaper, plus 2%, and (b) the maximum rate permitted by law (the “Default Rate”).

ARTICLE III

TERM

Section 3.1             Initial Term.  This Agreement shall have an initial term commencing on the Effective Date and continuing until March 31, 2011, unless earlier terminated pursuant to the terms hereof.

Section 3.2             Renewal.  Upon the expiration of the Initial Term and each subsequent Renewal Term thereafter, this Agreement shall be renewed automatically for an additional one year term (each such term being a “Renewal Term”) unless any party hereto provides written notice to the other of its intent not to renew this Agreement at least 30 days prior to the expiration of the then-applicable Initial Term or Renewal Term.

Section 3.3             Termination.  Notwithstanding the provisions of Sections 3.1 and 3.2 above, the obligations of a party to this Agreement may be terminated by such party upon 60 days’ prior written notice to the other party.  Such termination shall not relieve a terminating party of its obligations up to and including the date of termination.  The Partnerships shall be in default under this Agreement (a “Partnership Default”) if either fails to timely pay any undisputed invoiced amount for the Services provided pursuant to this Agreement in accordance with the provisions of Article II, which failure continues for at least ten (15) days following receipt of written notice to such party that the invoiced amount is past due. Upon the occurrence of a Partnership Default, the Service Provider may, at its option, suspend all or any portion of the provision of the Services hereunder, including Services for which payment is outstanding, until such time as such Partnership Default is cured and all amounts owed to the Service Provider under this Agreement for such suspended Services are paid in full.  The Service Provider’s suspension of the provision of any of the Services in accordance with this Section 3.3 shall not give rise to any default on the part of the Service Provider.  The Service Provider shall be in default under this Agreement (a “Service Provider Default”) if the Service Provider fails to provide a Service to the Partnerships in accordance with the terms and conditions of this Agreement, which failure continues for at least fifteen (15) days following receipt of written notice of default from either Niska US or Niska Canada; provided, if the Service Provider cannot reasonably cure such failure within such 15-day period, no Service Provider Default shall be deemed to occur provided the Service Provider demonstrates that it has taken steps to cure such failure within such 15-day period and diligently prosecutes such cure to completion.  If any Service Provider Default remains uncured twenty (20) days following Service Provider’s receipt of written notice of default from the Partnerships, the Partnerships may terminate this Agreement with immediate effect.

Section 3.4             Standard of Care.  Service Provider shall provide the Services with reasonable care and in a diligent, safe, timely and efficient manner in accordance with good and prudent practices generally exercised by other companies in similar circumstances and shall, in the conduct of providing Services, (a) use its reasonable efforts to comply, in all material respects, with the terms and provisions of all agreements relating to the Partnerships’ business, operations and properties; and (b) comply, in all material respects, with all applicable laws, ordinances and governmental rules and regulations to which the Partnership is subject (including, without limitation, all applicable federal, state and local environmental laws, ordinances, rules and regulations).  It is understood and agreed that Service Provider does not guarantee or undertake to procure any financial, operational, accounting, legal or other outcome with respect to the Partnerships.

Section 3.5             Limitation on Powers.  Notwithstanding any other provision of this Agreement, Service Provider shall not enter into any transaction on behalf of, in the name of, or binding upon the Partnerships, make any agreement binding on the Partnerships, or grant any waiver binding on the Partnerships, in each case in connection with the Services provided under this Agreement, nor shall Service Provider represent itself, or hold itself out, as having the authority to do any of the foregoing.

Section 3.6             Relationship of Parties.  Service Provider shall operate as, and have the status of, an independent contractor.  Except as specifically provided herein, none of the parties hereto shall act on behalf of, in the name of, or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit any other party to any obligation.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party hereto being individually responsible only for its own obligations as set forth in this Agreement.

Section 3.7             Employment By Service Provider.  During the term of this Agreement, all employees of Service Provider who provide services hereunder shall remain employees of Service Provider and at no time shall the Partnership have the right to terminate said employees’ employment with Service Provider.  All employee benefits, payroll, insurance and tax obligations with respect to the employees who provide services hereunder shall be the exclusive responsibility of Service Provider.

ARTICLE IV

LIMITED WARRANTY; INDEMNITY; LIMITATION ON LIABILITY.

Section 4.1             Limited Warranty.  The Services shall be provided on the basis that Service Provider does not make any representations or warranties, express or implied, with respect to the Services save and except that the Services shall be provided in accordance with this Agreement and all legal requirements.  All products obtained for the Partnerships shall be as is, where is, and with all faults.  Service Provider makes no (and hereby disclaims and negates any and all) representations and warranties, express or implied, including the warranties of merchantability or fitness for a particular purpose with respect to the Services rendered or products obtained for the Partnerships.  It is expressly understood by the Parties that Service Provider shall have no liability for the failure of third party contractors to perform any Services hereunder and further that Service Provider shall have no liability whatsoever for the Services provided by any such third party contractor unless in either event such Services are provided in a manner that would evidence gross negligence or intentional misconduct on the part of Service Provider.

Section 4.2             Partnership’s Indemnification for Third Party Claims.  The Partnerships agree, to the fullest extent permitted by law, to release, indemnify, defend and hold harmless the Service Provider against and from any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including attorneys’ fees and costs of litigation) (“Claims”) asserted by third parties caused by or arising out of or resulting from the provision of Services as required pursuant to this Agreement.  The Partnerships shall periodically reimburse any person entitled to indemnity under this Section 4.2 for its legal and other expenses incurred in connection with defending any such Claim.  The indemnity obligations for the Partnerships pursuant to the preceding sentence shall apply to any Claim asserted against the Service Provider in connection with or as a result of the performance of the Services, including any Claim actually or allegedly resulting from the sole, joint or concurrent negligence, or other fault of the Service Provider, as well as any strict liability Claim that may be asserted or imposed against the Service Provider; provided, however, such indemnity obligations shall not apply to any Claim actually resulting on the account of the willful misconduct or gross negligence of the Service Provider.

Section 4.3             Disclaimer of Certain Damages.  The Partnerships agree that the remuneration paid to Service Provider hereunder for the Services reflect the foregoing limitations of liability and disclaimer of warranties.  In no event shall any party to this Agreement be liable to any other party to this Agreement or any other person for any indirect, special, or consequential damages associated with the performance of Services or from the breach of this Agreement, regardless of the fault of such party or any third party contractor or whether such party or the third party contractor are wholly, concurrently, partially or solely negligent.  To the extent any third party contractor has limited its liability to Service Provider for services under an outsourcing or other agreement, the Partnership agrees to be bound by such limitation of liability for any product or Service provided to the Partnerships by such third party provider under Service Provider’s agreement.

Section 4.4             Limitation of Liability.  In no event shall Service Provider be liable to the Partnerships or any officer or employee thereof, for any claims or other matters that arise out of, relate to or are otherwise attributable to, directly or indirectly, the performance of Services, except to the extent they are caused by the gross negligence or willful misconduct by Service Provider.

ARTICLE V

MISCELLANEOUS

Section 5.1             Notices.  Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a party shall be (a) in writing and may be given by hand delivery, postage prepaid first-class mail delivery, delivery by a reputable international courier service or by facsimile (if confirmed by one of the foregoing methods) to such party at its address noted below:

(i)            in the case of the Service Provider, to:

Suite 400, 607 8th Avenue SW

Calgary, Alberta

T2P 0A7

(ii)           in the case of the Niska US, to:

2780 West Liberty Road

Gridley, California 95948

(iii)          in the case of Niska Canada, to:

2780 West Liberty Road

Gridley, California 95948

(b)           at such other address of which notice may have been given by such party in accordance with the provisions of this Section 5.1; or (c) by electronic communication sent to the registered email address of a designated officer.  The parties may amend this Section 5.1 from time to time to reflect such additional mutually agreed upon methods of communication deemed sufficient to provide proper notice.

Section 5.2             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

Section 5.3             Amendment.  This Agreement may be amended or modified only by a written instrument signed by each party hereto.

Section 5.4             Governing law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, or the rights, duties and relationship of the parties hereto, shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York.

(b)           The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement shall be in any state or federal court in New York and each of the parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.

(c)           EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 5.5             Assignment; Binding Effect.  Except for (a) the ability of Service Provider to cause one or more of the Services to be performed by a third party provider (subject to the terms of this Agreement) and (b) the right of the Service Provider to assign this Agreement to an affiliate other than the Service Provider, no party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party and any such assignment that is made without such consent shall be void and of no force and effect.  No permitted assignment shall release any party from any of its obligations under this Agreement that have accrued prior to such permitted assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees.

Section 5.6             Force Majeure.  Service Provider shall have no obligation to perform or cause the Services to be performed if its failure to do so is caused by or results from (a) an act of God, (b) a strike, lockout, labor difficulty or other industrial disturbance, (c) an act of a public enemy, war, blockade, insurrection or public riot, (d) lightning, fire, storm, flood or explosion, (e) governmental action, delay, restraint or inaction, (f) judicial order or injunction or (g) any other cause or event, whether of the kind specifically enumerated above or otherwise, that is not reasonably within the control of Service Provider or third party providers of Services to Service Provider (an “Event of Force Majeure”).  Service Provider shall promptly notify the Partnerships of any Event of Force Majeure.

Section 5.7             Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the legal and economic substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 5.8             Construction.  Each of Partnerships and Service Provider has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular positive provision thereof.

Section 5.9             Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

Section 5.10           No Third Party Beneficiaries.  The provisions of this Agreement are enforceable solely by the parties to the Agreement and no other person or entity shall have the right, separate and apart from the parties hereto, to enforce any provisions of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

Section 5.11           Captions.  The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope of intent of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be duly executed as of the date first written above.

NISKA GS HOLDINGS CANADA, L.P.

By:	/s/ Jason A. Dubchak
	Name:	Jason A. Dubchak
	Title:	Authorized Person

NISKA GS HOLDINGS US, L.P.

By:	/s/ Jason A. Dubchak
	Name:	Jason A. Dubchak
	Title:	Authorized Person

AECO GAS STORAGE PARTNERSHIP
By:	Niska Gas Storage ULC

By:	/s/ Jason A Dubchak
	Name:	Jason A. Dubchak
	Title:	Vice President, General Counsel and
Corporate Secretary

SERVICES AGREEMENT

SIGNATURE PAGE